NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Reports 2015 Financial Results

-- 2015 Total Net Revenues Up 26 Percent Over 2014 --
-- 2015 EXPAREL® Net Revenues Up 27 Percent Over 2014 --
-- Per-Protocol Analysis of Oral Surgery Data Demonstrates Statistical Significance; Supports Launch Activities in Late Third Quarter 2016 --
-- Conference Call Today at 9 a.m. ET --

PARSIPPANY, N.J., February 25, 2016 - Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today provided updates on EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain in the United States and announced consolidated financial results for the fourth quarter and full year ended December 31, 2015. In addition, the Company announced the results of the oral surgery study in third molar, or “wisdom teeth,” procedures, with a per-protocol (PP) analysis demonstrating statistical significance, and an intention-to-treat (ITT) analysis strongly trending towarfds significance in spite of the underpowered study size resulting from one of three clinical sites being eliminated for protocol violations.

“We finished 2015 with a solid performance in spite of the challenges we faced this past year,” said Dave Stack, chief executive officer and chairman of Pacira. “In 2016, we look forward to refocusing our efforts on developing and supporting the untapped market opportunities for EXPAREL and DepoFoam®, starting with the official oral surgery launch, advancement of robust clinical programs in nerve block and orthopedic procedures as well as patient and healthcare provider outreach.”

Recent Developments

•
FDA Resolution Enables Renewed Focus on Providing Alternatives to Opioids and Improving Patient Care: In December, Pacira announced that it had achieved an amicable resolution in its lawsuit against the U.S. Food and Drug Administration (FDA). The key features of the resolution include the formal rescission of the FDA’s September 2014 Warning Letter, approval of a labeling supplement that reaffirms and clarifies the broad scope of the 2011 FDA approved indication for EXPAREL and acknowledgement that procedures involving infiltration in oral surgery or into the transversus abdominis plane (TAP block) are covered by the approved label.

•
Oral Surgery Data to Support Official Launch: We anticipate a late third quarter 2016 launch for oral surgery, an on-label indication. The launch timing is targeted around the annual meeting of the American Association of Oral and Maxillofacial Surgeons (AAOMS) in September, our introduction into the marketplace of a 10 mL vial in a 4-pack configuration and positive findings from our study in third molar procedures.

In the third molar study, one of the three study sites was excluded from our analyses due to protocol violations, resulting in an underpowered study size. An extensive PP analysis of the study demonstrated statistical significance of the primary endpoint (P=0.0007), the area under the curve (AUC) of the NRS pain intensity scores through 48 hours. An ITT analysis indicated a strong trend (P=0.06) in favor of the primary endpoint, a trend that would have been statistically significant with proper study powering.

•
Collaborative Educational Efforts Raise Awareness and Empower Patients on Pain Control Choices: In November 2015, Pacira, along with HealthyWomen, a leading health information resource for women, and Dr. Kristi Funk, renowned breast cancer surgeon and women’s health advocate, collaborated to launch the “Postsurgical Pain Control: Voice Your Choice” campaign to raise awareness of pain control choices and to encourage women to discuss treatment plans with their physician before surgery. The survey of more than 700 women in the United States who had undergone surgery found that while over 90 percent of respondents were aware of the risk of addiction to opioids and would prefer not to use them to manage pain after their procedure, 80 percent still did.

Fourth Quarter 2015 Financial Results

•	EXPAREL net product revenues were $67.2 million in the fourth quarter of 2015, compared to $59.0 million in the fourth quarter of 2014.

•	Total revenues were $69.3 million in the fourth quarter of 2015, compared to $61.8 million in the fourth quarter of 2014.

•	Total operating expenses were $70.1 million in the fourth quarter of 2015, compared to $53.9 million in the fourth quarter of 2014.

•
GAAP net loss was ($2.5) million, or ($0.07) per share (basic and diluted), in the fourth quarter of 2015, compared to GAAP net income of $5.8 million, or $0.16 per share (basic) and $0.14 per share (diluted), in the fourth quarter of 2014.

•
Non-GAAP net income was $8.3 million, or $0.22 per share (basic) and $0.20 per share (diluted), in the fourth quarter of 2015, compared to non-GAAP net income of $14.5 million, or $0.40 per share (basic) and $0.35 per share (diluted), in the fourth quarter of 2014.

•	Pacira had 36.8 million basic and 40.9 million diluted weighted average shares of common stock outstanding in the fourth quarter of 2015.

Full Year 2015 Financial Results

•	EXPAREL revenues were $239.9 million, compared to $188.5 million in 2014.

•	Total revenues were $249.0 million, compared to $197.7 million in 2014.

•	Total operating expenses were $239.5 million, compared to $202.8 million in 2014.

•	GAAP net income was $1.9 million, or $0.05 per share (basic) and $0.04 per share (diluted), compared to a GAAP net loss of ($13.7) million, or ($0.39) per share (basic and diluted), in 2014.

•
Non-GAAP net income was $39.4 million, or $1.08 per share (basic) and $0.95 per share (diluted), compared to non-GAAP net income of $15.2 million, or $0.43 per share (basic) and $0.37 per share (diluted), in 2014.

•	Pacira ended 2015 with cash and cash equivalents, short-term investments and long-term investments (“cash”) of $172.4 million.

•	Pacira had approximately 36.5 million basic and 41.3 million diluted weighted average shares of common stock outstanding for the full 2015 fiscal year.

2016 Outlook

Pacira expects the following operating expenses for 2016:

•	Non-GAAP research and development (R&D) expense of $60 million to $70 million.

•	Non-GAAP selling, general and administrative (SG&A) expense of $125 million to $135 million.

•	Stock-based compensation expense of $35 million to $40 million.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Thursday, February 25, 2016, at 9 a.m. ET. The call can be accessed by dialing 1-877-845-0779 (domestic) or 1-720-545-0035 (international) ten minutes prior to the start of the call and providing the Conference ID 93538831.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and providing the Conference ID 93538831. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP net income (loss), because such measures exclude stock-based compensation expense, loss on early extinguishment of debt and amortization of debt discount. These measures supplement our financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future R&D and SG&A expenditure outlook for 2016 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira and the company’s future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP net income (loss) measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See a reconciliation of non-GAAP net income (loss) to GAAP net income (loss) below.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s flagship product, EXPAREL® (bupivacaine liposome injectable suspension), indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia, was commercially launched in the United States in April 2012. EXPAREL and two other products have successfully utilized DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is currently indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain score with up to a 45 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at http://www.exparel.com/pdf/EXPAREL_Prescribing_Information.pdf.

Forward Looking Statements

Any statements in this press release about our future expectations, plans, outlook and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications; the outcome of the U.S. Department of Justice inquiry; our plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical studies in support of an existing or potential DepoFoam-based product; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; our and Patheon UK Limited’s ability to successfully and timely construct dedicated EXPAREL manufacturing suites; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:
Pacira Pharmaceuticals, Inc.
Jessica Cho, (973) 254-3574
Jessica.Cho@pacira.com

Media Contact:
Coyne Public Relations
Erin Drelick, (973) 588-2162
edrelick@coynepr.com
(Tables to Follow)

Pacira Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents, restricted cash and short-term investments	$158,965	$158,167
Accounts receivable, net	25,855	22,366
Inventories, net	61,645	29,263
Prepaid expenses and other current assets	6,117	4,461
Total current assets	252,582	214,257
Long-term investments	13,462	24,431
Fixed assets, net	90,324	60,632
Goodwill	30,880	23,761
Intangibles, net	81	403
Other assets	2,294	2,588
Total assets	$389,623	$326,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,739	$6,758
Accrued expenses	35,375	28,311
Convertible senior notes (*)	105,928	103,100
Current portion of royalty interest obligation	—	276
Current portion of deferred revenue	1,426	1,426
Income taxes payable	208	139
Total current liabilities	151,676	140,010
Deferred revenue	8,082	9,508
Other liabilities	11,473	5,409
Total stockholders’ equity	218,392	171,145
Total liabilities and stockholders’ equity	$389,623	$326,072

(*) The convertible senior notes are contractually due in 2019. However, because of certain conditions that were met during the three months ended December 31, 2015, the note holders can convert any time during the quarter ended March 31, 2016.

Pacira Pharmaceuticals, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
EXPAREL	$67,194	$58,993	$239,851	$188,528
DepoCyt(e)	995	1,837	4,636	4,998
Total net product sales	68,189	60,830	244,487	193,526
Collaborative licensing and milestone revenue	357	356	1,426	1,287
Royalty revenue	774	607	3,084	2,855
Total revenues	69,320	61,793	248,997	197,668

Operating expenses:
Cost of goods sold	19,427	18,968	71,837	77,440
Research and development	13,153	3,886	28,662	18,731
Selling, general and administrative	37,553	31,019	139,043	106,662
Total operating expenses	70,133	53,873	239,542	202,833
Income (loss) from operations	(813)	7,920	9,455	(5,165)

Other (expense) income:
Interest income	175	145	678	382
Interest expense	(1,884)	(2,055)	(7,725)	(8,278)
Loss on early extinguishment of debt	(1)	—	(52)	—
Royalty interest obligation	—	6	(71)	(323)
Other, net	(83)	(41)	(165)	(159)
Total other expense, net	(1,793)	(1,945)	(7,335)	(8,378)
Income (loss) before income taxes	(2,606)	5,975	2,120	(13,543)
Income tax expense	108	(173)	(264)	(173)
Net income (loss)	$(2,498)	$5,802	$1,856	$(13,716)

Net income (loss) per share:
Basic net income (loss) per common share	$(0.07)	$0.16	$0.05	$(0.39)
Diluted net income (loss) per common share	$(0.07)	$0.14	$0.04	$(0.39)
Weighted average common shares outstanding:
Basic	36,783	36,079	36,540	35,299
Diluted	36,783	41,571	41,301	35,299

Pacira Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

GAAP net income (loss)	$(2,498)	$5,802	$1,856	$(13,716)

Non-GAAP adjustments:
Stock-based compensation expense	9,728	7,623	33,368	24,822
Loss on early extinguishment of debt	1	—	52	—
Non-cash debt discount amortization	1,022	1,035	4,102	4,139
Total Non-GAAP adjustments	10,751	8,658	37,522	28,961

Non-GAAP net income	$8,253	$14,460	$39,378	$15,245

GAAP basic net income (loss) per common share	$(0.07)	$0.16	$0.05	$(0.39)
GAAP diluted net income (loss) per common share	$(0.07)	$0.14	$0.04	$(0.39)

Non-GAAP basic net income per common share	$0.22	$0.40	$1.08	$0.43
Non-GAAP diluted net income per common share	$0.20	$0.35	$0.95	$0.37

Weighted average common shares outstanding - basic	36,783	36,079	36,540	35,299
Weighted average common shares outstanding - diluted	40,937	41,571	41,301	40,676

Cost of goods sold reconciliation:
GAAP cost of goods sold	$19,427	$18,968	$71,837	$77,440
Stock-based compensation expense	(1,633)	(1,260)	(6,012)	(3,582)
Non-GAAP cost of goods sold	$17,794	$17,708	$65,825	$73,858

Research and development reconciliation:
GAAP research and development	$13,153	$3,886	$28,662	$18,731
Stock-based compensation expense	(1,994)	(953)	(5,134)	(6,490)
Non-GAAP research and development	$11,159	$2,933	$23,528	$12,241

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$37,553	$31,019	$139,043	$106,662
Stock-based compensation expense	(6,101)	(5,410)	(22,222)	(14,750)
Non-GAAP selling, general and administrative	$31,452	$25,609	$116,821	$91,912